Magnum Hunter Resources, Inc.
   600 East Las Colinas Blvd., Suite 1200, Irving, TX  75039
   Phone (972) 401-0752      Fax   (972) 401-3110
   Internet Address:  http://www.magnumhunter.com




                                                            NEWS
                                                   FOR IMMEDIATE RELEASE
American Stock Exchange
   o  Common -  MHR
   o  Bonds -  MHR.B

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                        MAGNUM HUNTER ANNOUNCES AMENDMENT
                       TO TEL OFFSHORE TRUST TENDER OFFER

Irving, Texas, February 23, 1998, Magnum Hunter Resources, Inc. ("Magnum Hunter") announced today that its tender offer to purchase 2,261,770 Units of beneficial interest of TEL Offshore Trust (OTC Bulletin Board - "TELOZ"), or such other number of Units that, together with the Units already owned by Magnum Hunter, represents 51% of the Trust's outstanding Units as described in the Offer to Purchase dated January 28, 1998, has been amended.

The new offer reflects a revised purchase price of $5.50 per Unit as compared to Magnum Hunter's previous offer of $5.80 per Unit. The reduction in price is due to the reduced value of the Trust's oil and gas properties as reflected in the most recent reserve study prepared by the Trust's independent reservoir engineers, DeGolyer and MacNaughton, as of October 31, 1997 and recently distributed to all Unitholders by the Trustee. Additionally, the Securities and Exchange Commission has requested that Magnum Hunter clarify certain other matters contained in its offer to purchase control of the Trust. Magnum Hunter is mailing today a supplemental letter to all Unitholders of the Trust discussing these amendments.

In addition, due to the change in the offer price, Magnum Hunter has extended the time of its offer from 12:00 midnight New York City time on Friday, February 27, 1998, to 12:00 midnight New York City time on Friday, March 6, 1998. As of close of business Thursday, February 19,1998, 194,294 Units have been tendered in TEL Offshore Trust and including the Units already owned by Magnum Hunter represents 7.5% of the total Units outstanding.

                                      ####

Magnum Hunter Resources, Inc. is an exploration and development company engaged in four principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; (3) the managing and operating of producing oil and natural gas properties for interest owners; and (4) providing consulting and U.S.
export services to facilitate Latin American trade in energy products.

             FOR FURTHER INFORMATION CONTACT: MICHAEL P. MCINERNEY,
                        INVESTOR RELATIONS (972) 401-0752
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